                                                                     EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT

                                      OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                                 PHYTERA, INC.


        Phytera, Inc., a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

        FIRST: That the Board of Directors of Phytera, Inc., adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, and declaring that such amendment is advisable and that such amendment should be submitted to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

        That Article FOURTH of the Company's Restated Certificate of Incorporation be amended by adding the following new paragraph after the first paragraph of Article FOURTH:

                "Upon the effectiveness of this Certificate of Amendment, each one issued and outstanding share of Common Stock of the Company shall thereby be combined into 0.654 validly issued, fully paid, and nonassessable shares of Common Stock of the Company. No scrip or fractional shares will be issued, and each fractional share resulting from such combination shall be redeemed by the Company for cash at a price equal to the price per share to the public in the Company's initial public offering multiplied by the appropriate fraction. There shall not be any change in the number of shares authorized by reason of such combination."

        SECOND: That the stockholders of said Company duly voted in favor of said amendment by written consent, with the necessary number of shares as required by statute and the Restated Certificate of Incorporation of the Company being voted in favor of the adoption of said amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Certificate of Amendment has been given as provided by Section 228 of the General Corporate Law of the State of Delaware to every stockholder entitled to such notice.

Signed this 8th day of February, 1999.


                                    PHYTERA, INC


                                    /s/ Malcolm Morville
                                    -----------------------
                                    By:    Malcolm Morville
                                    Title: President and Chief Executive Officer